Exhibit 99.1

PRESS RELEASE

Industrial Services of America, Inc. reports fourth quarter and year-end results

LOUISVILLE, KY (February 9, 2004) -- Industrial Services of America, Inc. (NASDAQ:IDSA), a leading waste management consulting and recycling services company, announced preliminary unaudited financial results for the fourth quarter and year ending December 31, 2003.

Financial Highlights:

-- Total revenues for the calendar year 2003 were $118.5 million, compared with total revenues for the calendar year 2002 of $101.3 million.

--          Net income for the calendar year 2003 was $668,406 (basic earnings of 42 cents per share and diluted earnings of 41 cents per share), compared with net loss of $163,704 (basic and diluted loss of 10 cents per share) for calendar year 2002.

-- EBITDA (see definition and reconciliation below) for 2003 was $3,102,019 compared with $1,942,637 for 2002.

-- Total revenues for the fourth quarter were $31.0 million, compared with total revenues for the fourth quarter of 2002 of $24.4 million.

--          Net income for the fourth quarter was $280,717 (basic earnings of 18 cents per share and diluted earnings of 17 cents per share), compared with net loss of $494,441 (basic and diluted loss of 30 cents per share) for the fourth quarter of 2002.

-- EBITDA for the fourth quarter of 2003 was $893,182 compared with negative EBITDA of $131,647 in the fourth quarter of 2002.

--          Other expenses in 2003 included a one-time charge of $204,000 due to the relocation of our Indiana logistic recycling operation to a more favorable location. The move provides monthly savings of $10,000, but required a settlement of the former lease.

ISA Management's Comments

"In our twentieth year as a public company, we have grown from a small company with virtually no revenue to a company with revenue in excess of $118 Million." said Harry Kletter, Chairman and CEO of ISA. Revenue and profits are both up from last year, and we are confident of continued growth in 2004. We experienced fourth quarter revenue growth, largely due to the increased prices in the metals markets, which is directly tied to the growth of the Chinese market. This has also allowed us to liquidate inventories. We created our new export division in 2003 to take advantage of these opportunities."

"Over the next year, we expect the metals markets to remain strong. A highly competitive marketplace will continue to exert pressure on the management services side of the business, a market we helped create 20 years ago." Mr. Kletter continued. "Our waste equipment business should remain steady. We also are actively working towards expansion of our real estate holdings, and creating new revenue flows from our existing holdings, utilizing new business partnerships."

Industrial Services of America, Inc., is a Louisville, KY based management services company that offers total package waste, scrap and recycling management services to commercial, industrial and logistic customers nationwide, as well as providing recycling and scrap processing and waste handling equipment sales and service. ISA also actively participates in international markets, exporting ferrous, non-ferrous and other recycled materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. The Company anticipates filing its annual report on Form 10-K for year ending December 31, 2003 containing final audited financial statements on March 1, 2004. Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contacts:

Industrial Services of America, Inc., Louisville
Harry Kletter (hklet@isa-inc.com) or
Alan Schroering (aschroering@isa-inc.com)
http://www.isa-inc.com/
502/366-3452

Supplemental Financial Information follows

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending December 31,		Year ending December 31,
	2003	2002	2003	2002
Net Income (loss)	$280,717	$(494,441)	$668,406	$(163,704)
Interest expense	75,786	(3,574)	306,261	213,200
Income taxes	119,494	(58,663)	377,953	161,393
Depreciation	417,185	399,442	1,698,219	1,579,392
Amortization	-	25,589	51,180	152,356
EBITDA (1)	$893,182	$(131,647)	$3,102,019	$1,942,637

(1) EBITDA is calculated by the Company as net income before interest expense, income taxes, depreciation and amortization.